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FOR IMMEDIATE RELEASE

September 15, 1998
                               For:       Applied Analytical Industries, Inc.

                               Contact:   Pamela S. Dietze
                                          Investor Relations Coordinator
                                          Applied Analytical Industries, Inc.
                                          (910) 392-1606

                    APPLIED ANALYTICAL INDUSTRIES, INC. (AAI)
                 ACQUIRES KANSAS CITY ANALYTICAL SERVICES, INC.

Wilmington, North Carolina - Applied Analytical Industries, Inc. (NASDAQ AAII) announced today that it has acquired Kansas City Analytical Services, Inc.
(KCAS), a leading bioanalytical and pharmaceutical analysis laboratory located near Kansas City, Kansas.

AAI acquired all of the outstanding shares of KCAS for $5.2 Million in cash and approximately 27 thousand shares of AAI common stock, for an aggregate purchase price of $5.5 Million.

KCAS has provided analytical testing services to the pharmaceutical industry for 20 years and is expected to have sales of approximately $7 Million for its fiscal year ending October 31, 1998. The company employs approximately 90 scientists, technicians and support personnel, including Dr. William Mason, the founder of KCAS, who will continue managing the Company's operations. KCAS has a strong balance sheet and a history of profitable operations.

Commenting on the merger, Dr. Frederick Sancilio, CEO of AAI, stated that "The KCAS acquisition will significantly strengthen our Company's global bioanalytical capabilities and will provide synergies with our current bioanalytical capabilities in Europe and China. Dr. Mason and his team have built a great company and we look forward to our combined success."

Dr. Sancilio also indicated that the Company's recent New Jersey laboratory expansion combined with KCAS' laboratories increases both the geographic breadth and scientific depth of the company's client service capabilities.

AAI is a leading contract research and development organization (CRO) providing pharmaceutical product development and support services to the worldwide pharmaceutical and biotechnology industries. The Company offers seamless outsourcing as well as an integrated broad spectrum of pharmaceutical services, both clinical and non-clinical. Additionally, AAI leverages its drug development expertise to generate licensing and royalty revenues by licensing internally developed drugs and drug technologies to pharmaceutical client companies worldwide.


Information in the press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of acquired businesses to be integrated with AAI's operations, actual operational performance, the ability to acquire and maintain large client contracts, the ability to hire and retain qualified employees and other items that may cause the actual results to differ materially, which may be discussed in the Company's recent Form 10-K filings, its registration statement, as amended, and other filings with the Securities and Exchange Commission.